                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) . . . . . . . . April 26, 1996


                               GIANT GROUP, LTD.
                               -----------------
             (Exact name of registrant as specified in its charter)

       DELAWARE                               1-4323                               23-0622690
- ----------------------------        ----------------------------              -----------------------
(State or other jurisdiction         (Commission File Number)                 (I.R.S. Employer
of incorporation)                                                             Identification Number)


                                   150 El Camino Drive, Suite 303
                                  Beverly Hills, California 90212
                                  -------------------------------
                              (Address of principal executive offices)

Registrant's telephone number, including area code . . . . . . . (310) 273-5678



                                Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)
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Item 5.   Other Events.

          On April 26, 1996 GIANT GROUP, LTD. ("GIANT"), Fidelity National Financial, Inc. ("Fidelity") and CKE Restaurants, Inc. ("CKE") and certain other persons entered into a Settlement Agreement and Release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the
                   ------------
"Settlement Agreement"), pursuant to which the litigation among the parties to the Settlement Agreement was settled.

     Pursuant to the Settlement Agreement, GIANT, Fidelity and CKE entered into a Purchase and Standstill Agreement (the "Purchase Agreement"), a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference. The
                      ------------
Purchase Agreement provides, among other things, that GIANT will acquire from Fidelity 705,489 shares of common stock of GIANT for a purchase price of $8.625 per share, payable in cash. Fidelity has also agreed for a period of ten years not to acquire any common stock or other voting securities of GIANT if following such acquisition Fidelity or its officers, directors, affiliates and their family members would own more than .05% of the outstanding voting securities of GIANT.

     In addition, Fidelity will purchase from GIANT or its wholly owned subsidiary, KCC Delaware Company ("KCC"), 767,807 shares of common stock of Rally's Hamburgers, Inc. ("Rallys") for an aggregate purchase price of $638,172.38 and CKE will purchase from GIANT or KCC 2,350,432 shares of common stock of Rally's for $1.75 per share, to be paid in cash. The Purchase Agreement also provides that Fidelity and CKE will have options to purchase a total of an additional 2,350,428 shares of common stock of Rally's from GIANT. One-half of such options have an exercise price of $3.00 per share and expire on April 26, 1997 and one-half of such options have an exercise price of $4.00 per share and expire on April 26, 1998. The obligations of Fidelity and CKE to purchase the Rally's common stock is subject to satisfactory completion of a due diligence review by them. In addition, the obligation of CKE to purchase the Rally's common stock from GIANT is conditioned upon (i) the approval by the Board of Directors of Rally's of CKE as an Interested Stockholder (as defined in Section 203 of the General Corporation Law of the State of Delaware) and (ii) the election of two (2) persons designated by CKE to the Board of Directors of Rally's. If Fidelity or CKE do not purchase the Rally's common stock, the options granted pursuant to the Purchase Agreement will be void.

     The Purchase Agreement further provides that if GIANT or its affiliates purchase additional shares of Rally's common stock, Fidelity and CKE will have rights to purchase shares of Rally's common stock from GIANT such that the proportional ownership of Rally's common stock among GIANT, Fidelity and CKE will be the same as immediately prior to such purchases (without giving effect to shares which may be purchased upon exercise of the options granted pursuant to the Purchase Agreement). In addition, GIANT, on the one hand, and Fidelity and CKE, on the other hand, have agreed to
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provide the other with rights of first refusal in the event that they propose to dispose of shares of Rally's common stock. The parties further agreed that if GIANT, on the one hand, and Fidelity and CKE, on the other hand, each own at least 34.0% of the outstanding Rally's common stock (without giving effect to shares which may be acquired upon exercise of the options granted pursuant to the Purchase Agreement to the extent such options have not been exercised), then at each election of directors of Rally's, GIANT may nominate up to one-half of the number of directors to be elected and Fidelity and CKE may nominate up to one-half of the number of directors to be nominated and the parties will vote all their shares in favor of the other parties' nominees. Also, if one, but not both of GIANT, on the one hand, and Fidelity and CKE, on the other hand, own at least 34.0% of the outstanding Rally's common stock (without giving effect to the shares which may be purchased upon exercise of the options granted pursuant to the Purchase Agreement to the extent such options have not been exercised), the parties agreed that at each election of directors the party owning at least 34.0% of the outstanding Rally's common stock may nominate up to one-half of the number of directors to be elected and the other party will vote all shares of Rally's common stock owned by them in favor of such nominees. The foregoing provisions regarding the voting of shares of Rally's common stock will expire on the tenth anniversary of the Purchase Agreement and will be of no force or effect if Fidelity or CKE do not purchase the Rally's common stock.

     A copy of the press release issued by GIANT, Fidelity and CKE is attached hereto as Exhibit 99.3 and incorporated herein by reference.
          ------------


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     Exhibit No.    Description of Exhibit                               Page
     -----------    ----------------------                               ----

      99.1          Form of Settlement Agreement and
                    Release dated April 26, 1996
                    among GIANT, Fidelity, CKE and
                    the other parties named therein

      99.2          Purchase and Standstill Agreement
                    dated April 26, 1996 among GIANT,
                    Fidelity and CKE

      99.3          Press Release dated April 26,
                    1996 issued by GIANT

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 1, 1996            GIANT GROUP, LTD., a Delaware
                              corporation


                                    by:  /s/ CATHY WOOD
                                        ------------------------------------
                                         Cathy Wood
                                         Vice President and Chief
                                         Financial Officer